Exhibit 3.1

SL GREEN REALTY CORP.

ARTICLES OF AMENDMENT

SL GREEN REALTY CORP., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter as currently in effect (the “Charter”), pursuant to Section 2-309(e) of the Maryland General Corporation Law (the “MGCL”), to effect a reverse stock split of the issued and outstanding shares of the common stock, par value $0.01 per share (“Common Stock”), of the Corporation such that:

(i)            every 1.02918 shares of Common Stock of the Corporation, par value $0.01 per share, that are issued and outstanding immediately prior to the Effective Time (as defined herein) shall, at the Effective Time, be combined and changed into one (1) issued and outstanding share of Common Stock of the Corporation, par value $0.0102918 per share;

(ii)           no fractional shares of Common Stock of the Corporation resulting from such combination and change will be or remain issued and outstanding following the Effective Time, and each stockholder otherwise entitled to a fractional share will be entitled to receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (x) the fraction of a share by (y) the product obtained by multiplying the last reported price per share at which shares of Common Stock of the Corporation sold on the New York Stock Exchange at the close of market on the date on which the Effective Time occurs (prior to giving effect to such combination and change) by 1.02918.

(iii)          shares of Common Stock of the Corporation representing the difference between the number of shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time and the number of shares Common Stock of the Corporation issued and outstanding immediately following the Effective Time, shall be and become authorized and unissued shares of Common Stock of the Corporation having a par value of $0.0102918 per share; and

(iv)          immediately upon the Effective Time, each certificate representing shares of Common Stock of the Corporation will continue to be valid but will be deemed for all corporate purposes after the Effective Time, until such certificate is surrendered in accordance with procedures established by the Corporation, to evidence ownership of the appropriately reduced number of shares of Common Stock of the Corporation, and upon proper surrender of such certificates, new certificates representing the appropriate number of shares of Common Stock of the Corporation after the combination and change described above will be issued by the Corporation.

SECOND: The Corporation desires to, and does hereby, further amend its Charter pursuant to Section 2-605 of the MGCL to change the par value of each authorized share of Common Stock of the Corporation from $0.01 per share to $0.0102918 per share, effective as of the Effective Time.

THIRD: As of immediately before the reverse stock split described in Article FIRST and the change in the par value per share of the authorized shares of Common Stock of the Corporation described in Article SECOND, the total number of shares of stock of all classes that the Corporation had authority to issue was 260,000,000 shares of stock, consisting of 160,000,000 shares of Common Stock, par value $0.01 per share, 25,000,000 shares of preferred stock, par value $0.01 per share and 75,000,000 shares of Excess Stock, par value $0.01 per share. The aggregate par value of all such authorized shares of stock having par value was $2,600,000.

FOURTH: As of the Effective Time, after giving effect to the reverse stock split described in Article FIRST and the change in the par value per share of the authorized shares of Common Stock of the Corporation described in Article SECOND, the total number of shares of stock of all classes that the Corporation has authority to issue will be 260,000,000 shares of stock, consisting of 160,000,000 shares of Common Stock, par value $0.0102918 per share, 25,000,000 shares of preferred stock, par value $0.01 per share, and 75,000,000 shares of Excess Stock par value $0.01 per share. By virtue of the change in the par value per share of the shares of Common Stock of the Corporation from $0.01 per share to $0.0102918 per share, the aggregate par value of the total number of shares of stock of all classes that the Corporation has authority to issue will be $2,646,688.

FIFTH: The foregoing amendments to the Charter as set forth in these Articles of Amendment are for the purpose of effecting a reverse stock split that results in a combination of issued and outstanding shares of Common Stock of the Corporation and a change in the par value of the authorized shares of Common Stock of the Corporation, and such amendments are limited to changes expressly authorized by Sections 2-309(e) and 2-605 of the MGCL, respectively, to be made without action by the stockholders of the Corporation and were approved by a majority of the entire board of directors of the Corporation without action by the stockholders of the Corporation.

SIXTH: The foregoing amendments to the Charter as set forth in these Articles of Amendment do not increase the authorized stock of the Corporation.

SEVENTH: These Articles of Amendment shall be effective at 5:00 p.m. Eastern Standard Time on January 20, 2021 (the “Effective Time”).

EIGHTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to on its behalf by its Secretary on this 15th day of January, 2021.

ATTEST:	SL GREEN REALTY CORP.

/s/ Andrew S. Levine	By:	/s/ Matthew J. DiLiberto
Name: Andrew S. Levine	Name:	Matthew J. DiLiberto
Title: Secretary	Title:	Chief Financial Officer

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